Exhibit 10.20

RYAN SPECIALTY GROUP SERVICES, LLC
EXECUTIVE SEVERANCE PLAN

Article I
PURPOSE

The purpose of this Executive Severance Plan (this “Plan”) is to provide severance benefits to certain eligible employees of Ryan Specialty Group Services, LLC, a Delaware limited liability company (the “Company”) and its Affiliates, who experience a Qualifying Termination under the conditions described in this Plan. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Article II.

Article II
DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder.

“Accrued Obligations” means, with respect to a Participant’s Termination of Employment, (a) such Participant’s Annual Base Salary through the Termination Date; (b) reimbursement for business expenses in accordance with Company policy; (c) any accrued, if any in accordance with Company policy, but unused paid time off to the extent not theretofore paid; and (d) vested employee benefits accrued through the Termination Date in accordance with applicable law or the governing plan rules.

“Administrator” means the Board or such other Person as selected by the Board.

“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Annual Base Salary” means, with respect to a Participant, the annual rate of base salary in effect for such Participant as of such Participant’s Termination Date (without giving effect to any reduction resulting in a Termination for Good Reason).

“Board” means the Board of Directors of Ryan Specialty Holdings, Inc.

“Change in Control” has the meaning set forth in the Equity Plan.

“CIC Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant in such Participant’s Participation Agreement.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Group” means, collectively, the Company and its Affiliates.

“Disability” means a physical or mental incapacity or disability, the result of which causes an Eligible Employee to fail to perform the essential functions of his or her position for a continuous period of 180 days or any 270 days within any 12-month period.

“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company Group (including, without limitation, a sale of assets).

“Eligible Employee” means an employee of the Company Group who (a) is designated as a Level 10-13 employee, (b) has executed and returned a Participation Agreement to the Company; (c) is not covered under any collective bargaining agreement; and (d) is not eligible to receive benefits under the Company’s Employee Severance Plan.

“Equity Plan” means the Ryan Specialty Holdings, Inc. 2021 Omnibus Incentive Plan, as may be amended from time to time.

“Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant in such Participant’s Participation Agreement.

“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2) (A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of a Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Participant” means any Eligible Employee who incurs a Qualifying Termination and thereby becomes eligible for Severance Benefits under this Plan.

“Participation Agreement” means the participation agreement delivered to each Eligible Employee by the Administrator prior to his or her entry into the Plan evidencing the Eligible Employee’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended).

“Protected Period” means the period beginning six months prior to, and ending 18 months following, a Change in Control.

“Qualifying Termination” means, with respect to an Eligible Employee, (a) a Termination of Employment initiated by the Company and/or its Affiliates (including any successors thereto as described in Section 8.1) other than a Termination for Cause or due to Disability or (b) a Termination for Good Reason.

“Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

“Severance Benefits” means the amounts and benefits payable or required to be provided in accordance with Section 5.1 and Annex A, excluding Accrued Obligations.

“Severance Period” means, with respect to a Participant, a number of months following the Termination Date equal to the product of (i) 12, times (ii) (A) in the case of a Qualifying Termination during the Protected Period, the Participant’s CIC Multiple or (B) in the case of a Qualifying Termination other than during the Protected Period, the Participant’s Multiple.

“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company; provided that, each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

“Target Annual Bonus” means, with respect to a Participant, the target annual incentive payment for which such Participant is eligible in respect of the fiscal year in which the Termination Date occurs (without giving effect to any reduction resulting in a Termination for Good Reason) or, if the Participant has no target annual incentive payment for such year, the average actual annual incentive payment earned by the Participant with respect to the two most recently completed fiscal years.

“Termination Date” means, with respect to an Eligible Employee, the date on which such Eligible Employee incurs a Termination of Employment for any reason.

“Termination for Cause” means a Termination of Employment on account of: (a) any act or omission which constitutes a breach by an Eligible Employee of the terms of his or her employment agreement with any member of the Company Group that adversely impacts the business or reputation of the Company or any member of the Company Group, (b) an Eligible Employee’s conviction of a felony or commission of any act that would rise to the level of a felony, (c) an Eligible Employee’s conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact the business or reputation of the Company or any member of the Company Group in a material way, (d) an Eligible Employee’s failure to meet the expected standard of performance as communicated by such Eligible Employee’s supervisor, including, without limitation, with respect to obtaining and maintaining proper licensure for the conduct of such Eligible Employee’s business, (e) an Eligible Employee’s violation of specific lawful directives of the Company, (f) an Eligible Employee’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to the Company or any member of the Company Group, (g) an Eligible Employee’s failure to perform a substantial part of his or her duties, or (h) an Eligible Employee’s breach of fiduciary duty. A “Termination for Cause” pursuant to clauses (a), (d), (e), (f) or (g) shall not be effective unless such Eligible Employee is given written notice of the Termination for Cause and, if the act or omission is curable (as reasonably determined by the Company), such act or omission has not been cured to the reasonable satisfaction of the

Company within 15 days after the delivery of such notice; provided that no notice or opportunity to cure shall be required if the Eligible Employee had previously been given notice and a chance to cure acts or omissions of a similar nature.

“Termination for Good Reason” means a Termination of Employment by an Eligible Employee on account of any of the following (absent written consent of the Eligible Employee): (a) a reduction by more than 10% in the Eligible Employee’s base salary, other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions, or failure to pay such Eligible Employee’s compensation payable under his or her employment agreement, or a material reduction in benefits payable under his or her employment agreement or any amounts otherwise vested and/or due under the Company’s employee benefit plans or employee benefit programs; (b) a reduction by more than 10% in such Eligible Employee’s target bonus opportunity; (c) during the Protected Period, the reduction of duties or responsibilities of such Eligible Employee that are inconsistent in a material and adverse respect with such Eligible Employee’s position with the Company; or (d) if the Eligible Employee is required to report regularly to an office or primary work location, the relocation of the Eligible Employee’s office or primary work location more than 50 miles from the current location; provided that, in each case, such Eligible Employee must: (i) first provide written notice to the Company of the existence of the condition giving rise to a Termination for Good Reason within 30 days of its initial existence (specifying the basis for such Eligible Employee’s belief that he or she is entitled to terminate his or her employment due to a Termination for Good Reason); (ii) give the Company an opportunity to cure any of the foregoing within 30 days following such Eligible Employee’s delivery to the Company of such written notice; and (iii) actually resign his or her employment within ten days following the expiration of the Company’s 30-day cure period.

“Termination of Employment” means an Eligible Employee’s termination of employment with the Company Group. Notwithstanding the foregoing, unless otherwise determined by the Administrator, an Eligible Employee employed by, or performing services for, an Affiliate, or a division of the Company and its Affiliates shall not be deemed to have incurred a Termination of Employment if, as a result of a Disaffiliation, such Affiliate, or division ceases to be an Affiliate, or division, as the case may be. In addition, temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company Group shall not be considered Terminations of Employment.

Article III
EFFECTIVENESS

This Plan shall become effective as of December 31, 2021.

Article IV
ELIGIBILITY

Section 4.1 Participation. Any Eligible Employee who incurs a Qualifying Termination and who satisfies the conditions set forth in Section 4.2 shall be eligible to receive the Severance Benefits set forth on Annex A attached hereto. An Eligible Employee will not be eligible to receive Severance Benefits following a Termination of Employment initiated by such Eligible Employee unless such termination is a Termination for Good Reason.

Section 4.2 Release of Claims. An Eligible Employee’s right to receive the Severance Benefits shall be subject to (a) such Eligible Employee’s execution of a general release of claims (a “Release”) in favor of the Company Group in a form reasonably acceptable to the Company and delivery of such Release to the Company no later than the time period set forth in the Release and (b) such Release becoming irrevocable in accordance with its terms.

Article V
SEVERANCE BENEFITS

Section 5.1 General. A Participant shall, subject to Sections 4.2 and 6.1 (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company the benefits set forth on Annex A attached hereto, as applicable.

Section 5.2 No Offset; No Mitigation. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Company Group may have against a Participant or any other Person. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

Section 5.3 No Duplication; Other Benefit Plans. Unless otherwise provided in the Participant’s Participation Agreement, a Participant shall not be entitled to any compensation or benefits under any other Company severance plan or policy in connection with such Participant’s Qualifying Termination. Other than with respect to any such severance plan or policy, this Plan shall not affect a Participant’s entitlement to compensation or benefits under any other employee benefit plan or compensatory arrangement of the Company Group, which, in each case, shall be construed in accordance with its respective terms.

Section 5.4 Certain Reduction in Payments.

(a) Notwithstanding anything in this Plan to the contrary, in the event the Accounting Firm shall determine that receipt of all Payments would subject a Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

(b) If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5.4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 business days following the Termination Date. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments that are parachute payments in the following order: (i) cash payments set forth on Annex A attached hereto that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments set forth on Annex A attached hereto that do constitute deferred compensation, in each case, beginning with the payments or benefits that are to be paid or provided the farthest in time from the Termination Date. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

Article VI
RESTRICTIVE COVENANTS

Section 6.1 General. A Participant’s right to receive the Severance Benefits set forth on Annex A shall be subject to the Participant’s continued compliance with the covenants set forth in this Article VI, as modified by Annex B or Annex C, if applicable.

Section 6.2 Non-Solicitation and Non-Accept. During the period of the Participant’s employment or services and during the Severance Period (the “Restricted Period”), the Participant shall not, directly or indirectly except in the furtherance of the Participant’s duties to the Company Group, directly or indirectly, individually or on behalf of any other Person:

(a) (i) solicit, entice, encourage or induce any Person who at any time during the Restricted Period shall have been an employee, consultant, agent or representative of any member of the Company Group with whom the Participant had contact during the Restricted Period (“Protected Party”) to become an employee, consultant, agent or representative of any other Person or (ii) approach any such Protected Party for such purpose or authorize or knowingly approve the taking of such actions by any other Person or assist any such Person in taking such action; provided that nothing in this Section 1(a) shall prohibit the Participant from receiving and considering any application for employment from any Protected Party who has not been solicited, enticed, encouraged or induced in violation of this Section 6.2(a);

(b) solicit, entice, encourage, or induce any direct or indirect customer, client, referral source, Carrier (as defined below), administrator, licensor, vendor, insurer or other business relation of any member of the Company Group, including, without limitation, any insured, account, retail agent or retail broker (collectively, “Business Relations”), (i) to cease doing business with any member of the Company Group, (ii) to enter into any business relationship with any Person other than the members of the Company Group, or (iii) to interfere in any way with the relationship between any such Business Relation and the members of the Company Group (including, without limitation, making any negative or disparaging statements or communications regarding the members of the Company Group or their respective officers, directors, employees, principals, partners, members, managers, attorneys and representatives) or, in each case, assist any other Person in taking any such actions; provided that nothing in this Section 6.2(b) shall prohibit the Participant from servicing the business or accounts of any Business Relation who has not been solicited, enticed, encouraged or induced in violation of this Section 6.2(b). The covenant set forth in this Section 6.2(b) shall apply only to Business Relations which any member of the Company Group brokered or otherwise professionally serviced or otherwise engaged in business within the 12 months prior to the Participant’s Termination of Employment. Further, this covenant shall apply only to Business Relations where the Participant participated in the relationship with the Business Relation. For the purposes hereof, “Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary benefit carrier, state fund or pool or other risk assuming entity in which any insurance, reinsurance or bond has been placed or obtained.

(c) accept or service the business of any Business Relation, including, without limitation, in any way that would result in any such Business Relation (i) ceasing doing business with any member of the Company Group, (ii) entering into any business relationship with any Person other than the members of Company Group, or (iii) interfering in any way with the relationship between any such Business Relation and the members of the Company Group, or, in each case, assist any other Person in taking any such action. The covenant set forth in this Section 6.2(c) shall apply only to Business Relations which any member of the Company Group brokered or otherwise professionally serviced or otherwise engaged in business within the 12 months prior to the Participant’s Termination of Employment. Further, this covenant shall apply only to Business Relations where the Participant participated in the placement or servicing of the Business Relation; or

(d) accept or service any account of any Business Relation where the Participant participated in placing or servicing of such account, including, without limitation, in any way that would result in any such Business Relation not placing any such account with any member of the Company Group, or moving such account to any Person other than a member of the Company Group, or, in each case, assist any other Person in taking any such action. The restrictions in this Section 6.2(d) are in addition to, and should not be read in any way to limit, any other provision in this Article VI. The covenant set forth in this Section 6.2(d) shall apply only to accounts of Business Relations where any member of the Company Group brokered or otherwise professionally serviced or otherwise engaged such Business Relation in business within the 18 months prior to the Participant’s Termination of Employment. Further, this covenant shall apply only to accounts where the Participant participated in the placement or servicing of the account.

Section 6.3 Noncompetition. During the Restricted Period, the Participant shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business which competes anywhere in the United States or in any other country in which the Company or any of its Affiliates operates, with any of the businesses of the Company or any of its Affiliates or with any other business for which the Company or any of its Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company, or any of its Affiliates within two years prior to the Participant’s Termination of Employment. Nothing herein shall prohibit the Participant from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Participant has no active participation in the business of such corporation. Notwithstanding anything in this Agreement to the contrary, if, and only if, the Participant’s Termination of Employment is a termination by a member of the Company Group other than a Termination for Cause, the Company expressly waives its right to specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this, and only this, Section 6.3, and in such case the amount of damages the Company shall be entitled to recover shall be capped at an amount equal to the aggregate fair market value of the Severance Benefits received, as well as the Company’s costs (including reasonable attorneys’ fees and expenses) incurred in recovering such damages.

Section 6.4 Confidentiality. During the Restricted Period and thereafter, the Participant shall not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose (as such terms are hereinafter defined).

(a) As used in this Agreement, the term “Protected Information” shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned, developed or possessed by any member of the Company Group whether in tangible or intangible form, pertaining to the business of the Company Group, the confidentiality of which such owner, developer or possessor takes reasonable measures to protect, including, but not limited to, the Company Group’s research, business relationships, products (including prices, costs, sales and content), plans for the development of new products, processes, techniques, finances, contracts, financial information or measures, business methods, business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, marketing strategies and methods, suppliers, customer preferences and contact persons, and the identities and roles of the key employees of, and other information owned, developed or possessed by, any member of the Company Group; provided, however, that Protected Information shall not include: (i) information that shall become generally known to the public without violation of this Section 6.4, and (ii) information that is disclosed to the Participant after the Participant’s Termination of Employment by another party who is under no obligation of confidentiality and has a bona fide right to disclose the information.

(b) Pursuant to 18 U.S.C. § 1833(b)(1), federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) where the disclosure is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to 18 U.S.C. § 1833(b)(2), federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan is intended to preclude or limit such federal laws.

(c) As used in this Agreement, the term “Unauthorized” shall mean: (i) in contravention of the Company Group’s policies or procedures; (ii) otherwise inconsistent with the measures of a member of the Company Group to protect its interests, in each case in its Protected Information; (iii) in contravention of any duty existing under law or contract or (iv) without the prior written consent of the Board. Notwithstanding anything to the contrary contained in this Section 6.4, in the event that the Participant is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Participant will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Participant’s compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Participant is advised by the Participant’s counsel that such disclosure is required to comply with such court order, decree, rule, regulation or law, the Participant may disclose such information without liability hereunder.

Section 6.5 Company Group Property. The Participant agrees that all memoranda, notes, records, papers or other documents and all copies thereof, computer disks, computer software programs and the like (collectively, “documents”) relating to the operations or businesses of the Company Group (even if prepared by the Participant) and involving Protected Information, in any way obtained by the Participant during any period in which the Participant provides services as an employee of any member of the Company Group shall be the property of such member of the Company Group, as applicable. Except for use for the benefit of the Company Group, the Participant shall not copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company Group’s facilities. The Participant shall comply with any and all procedures which any member of the Company Group may adopt from time to time to preserve the confidentiality of Protected Information and the confidentiality of property of the types described immediately above, whether or not such property contains a legend indicating its confidential nature. Upon the Participant’s Termination of Employment for any reason whatsoever and at any other time upon any member of Company Group’s request (including the Participant ceasing to provide services to any member of the Company Group), the Participant (or the Participant’s personal representative) shall deliver to the Company all property described in this Section 6.5 which is in the Participant’s possession or control. The Participant hereby acknowledges that upon the Participant’s Termination of Employment, the Company may deem it advisable to, and shall be entitled to, serve notice on the Participant’s new employer that the Participant has had access to or been exposed to certain Protected Information and that the Participant has continuing obligations under the terms of this Plan not to disclose such information. The Participant hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by the Participant while employed by or on behalf of the Company or its Affiliates and (b) either (i) relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any of equipment, supplies, facilities, assets or resources of the Company or any of its Affiliates (including any intellectual property rights) (“Work Product”). The Participant shall disclose in an appropriate timeframe such Work Product, if any, to the Board (or such person as designated by the Board) and perform, at the expense of the Company, all actions reasonably requested by the Board (whether during or after the Participant’s employment or services) to establish and confirm the Company’s ownership of the Work Product (including assignments, consents, powers of attorney, applications and other instruments). The Participant is hereby advised that this Section 6.5 does not apply to (and Work Product shall not include) an invention for which no equipment, supplies, facilities, or trade secret information of the Company or any of its Affiliates was used and which was developed entirely on the Participant’s own time, unless (x) the invention relates (i) to the business of the Company and/or its Affiliates, or (ii) to the Company’s or any of its Affiliates’ actual or demonstrably anticipated research or development, or (y) the invention results from any work performed by the Participant for the Company or any of its Affiliates.

Section 6.6 Enforceability.

(a) The Participant acknowledges that the Participant has carefully considered the nature and extent of the restrictions upon him/her and the rights and remedies conferred upon the Company and its Affiliates under this Plan, and hereby acknowledges and agrees that (i) the terms and conditions of this Plan (A) are, in light of the circumstances, fair and reasonable as to type, scope and period of time, and are reasonably required for the protection of the Company and its Affiliates and the goodwill associated with the business of the Company and/or its Affiliates, (B) are designed to eliminate activities which otherwise would be unfair to the Company and its Affiliates, (C) do not stifle the inherent skill and experience of the Participant, (D) would not operate as a bar to the Participant’s sole means of support, (E) are fully required to protect the legitimate interests of the Company and its Affiliates, (F) do not confer a benefit upon the Company or its Affiliates disproportionate to the detriment to the Participant or the benefits otherwise afforded the Participant by this Plan and (G) are necessary to protect the legitimate business interests of the Company and its Affiliates and their respective businesses, officers, directors and employees, (ii) the Company and its Affiliates have extensive trade secrets and other Protected Information with which the Participant will become familiar as a necessary component of the Participant’s status as an equityholder of the Company or any of its Affiliates and employment or services with the Company Group, (iii) the value of the Company’s and its Affiliate’s trade secrets and other Protected Information arises from the fact that such information is not generally known in the marketplace, (iv) the Company’s and its Affiliates’ trade secrets and other Protected Information will have continuing vitality throughout and beyond the Restricted Period, (v) the Participant will have such sufficient knowledge of the Company’s and its Affiliates’ trade secrets and other Protected Information that, if the Participant were to compete with the Company or its Affiliates during the Restricted Period, the Participant would inevitably rely (consciously or unconsciously) on such trade secrets and other Protected Information causing irreparable harm to the Company and its Affiliates, (vi) the covenants in this Plan are reasonable with respect to their duration, geographical area, and scope and are no broader than is necessary to protect the Company’s and its Affiliates’ legitimate business interests, and that those covenants do not impose an undue hardship on the Participant or unduly restrain the Participant’s ability to earn a livelihood and (vii) the covenants in this Plan are given in consideration for the payments and benefits contemplated to be provided hereunder.

(b) It is the intent of the Participant and the Company that this Article VI be enforceable to the maximum extent permitted by applicable law, and that the Company and each of its Affiliates be third party beneficiaries hereof. Therefore, if any provision of this Article VI as presently written shall be construed to be illegal, invalid or unenforceable by a court or tribunal of competent jurisdiction, said illegal, invalid or unenforceable provision shall be deemed to be amended and shall be construed by the court or tribunal to have the broadest type, scope and duration permissible under applicable law and if no validating construction is possible, shall be severable from the rest of this Plan, and the validity, legality or enforceability of the remaining provisions of this Article VI shall not in any way be affected or impaired thereby. Because the services of the Participant are unique and because the Participant has access to Protected Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Article VI. Therefore, in the event of a breach or threatened breach of this Plan, each of the Company, its Affiliates and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Participant of Section 6.2, the Restricted Period shall be tolled with respect to such section until such breach or violation has been duly cured. The covenants contained in this Article VI are independent of the other obligations under this Plan and the Company’s breach of any term of this Plan or any other agreement with the Participant (or any of the Company’s or its Affiliates’ breach of any other agreement with the Participant) shall not have any effect on the Participant’s obligations hereunder.

(c) The provisions of this Article VI shall survive the termination of the Participant’s employment or services with the Company Group, irrespective of the reason therefore and shall be enforceable by any member of the Company Group (or their successors or assigns).

Section 6.7 Similar Covenants in Other Agreements Unaffected. Each Participant acknowledges that the Participant currently is, or in the future may become, subject to covenants contained in other agreements (including, but not limited to, agreements to protect Company assets, confidentiality and business protection agreements, stock option agreements, performance share unit agreements, and restricted share unit agreements) that are similar to those contained in this Article VI. Further, a breach of the covenants contained in this Article VI may have implications under the terms of such other agreements, including, but not limited to, a forfeiture of equity awards and long-term cash compensation. Each Participant acknowledges the foregoing and understands that the covenants contained in this Article VI are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

Section 6.8 Whistleblower Rights. Under the federal Defend Trade Secrets Act of 2016, Eligible Employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to the Eligible Employee’s attorney in relation to a lawsuit for retaliation against such Eligible Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Plan shall: (A) prevent any Eligible Employee from testifying truthfully as required by law; (B) prohibit or prevent any Eligible Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.); or (C) prevent any Eligible Employee from disclosing Protected Information in confidence to a federal, state, or local government official for the purpose of reporting or investigating a suspected violation of law.

Article VII
ADMINISTRATION

Section 7.1 Administrator. This Plan shall be administered by the Administrator. Prior to the occurrence of a Change in Control, the Administrator may delegate its authority under this Plan to an individual or another committee. In addition, in the event of an impending Change in Control, the Administrator may appoint a Person (or Persons) independent of the third party effectuating the Change in Control to be the Administrator effective upon the occurrence of a Change in Control and such Administrator shall not be removed or modified following a Change in Control, other than at its own initiative (the “Independent Administrator”). If the Administrator appoints an Independent Administrator pursuant to this Section 7.1, the Independent Administrator shall be entitled to receive reasonable compensation as is mutually agreed upon between the Administrator and the Independent Administrator, and all reasonable expenses of the Independent Administrator shall be paid or reimbursed by the Company upon receipt of proper documentation by the Company.

Section 7.2 Standard of Review. Except as otherwise provided in this Plan, the decision of the Administrator (including the Independent Administrator) upon all matters within the scope of its authority shall be final, conclusive, and binding on all parties; provided that, in the event that no Independent Administrator is appointed upon the occurrence of a Change in Control, any determination by the Administrator during the Protected Period of (a) whether a Termination of Employment constitutes a Termination for Cause or a Termination for Good Reason; or (b) the severance, rights, and benefits due to a Participant upon a Termination of Employment shall be subject to de novo review.

Section 7.3 Indemnification. The Administrator, any delegee of the Administrator permitted under Section 7.1 and the Independent Administrator (if any) shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Administrator’s or the Independent Administrator’s duties hereunder.

Article VIII
MISCELLANEOUS

Section 8.1 Successors. This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place, unless such successor succeeds to the Plan by operation of law. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

Section 8.2 Amendment, Suspension, and Termination. Prior to a Change in Control or following the end of the Protected Period, this Plan may be suspended, terminated or amended by written resolution of the Administrator at any time; provided that, no such amendment, suspension, or termination shall (a) become effective until one year following such amendment, suspension, or termination if such amendment, suspension, or termination is adverse to an Eligible Employee or (b) affect the Severance Benefits payable to any Participant who experienced a Qualifying Termination prior to such suspension, termination or amendment. During the Protected Period, this Plan may not, without the consent of all Eligible Employees, be suspended, terminated or amended in any manner that would adversely affect the rights or potential rights of Eligible Employees. For the avoidance of doubt, any suspension, termination or modification to this Plan pursuant to this Section 8.2 that would adversely affect the rights or potential rights of Eligible Employees shall, absent the consent of all Eligible Employees, be retroactively ineffective to the extent a Change in Control is consummated within the six-month period following such suspension, termination or modification.

Section 8.3 Compliance with Law. Notwithstanding anything else contained herein, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Company:

Ryan Specialty Group Services, LLC
Attention Chief Human Resources Officer
Prudential Plaza
180 N. Stetson Avenue Suite 4600
Chicago, IL 60601

With a copy to the Company’s Legal Department, at:

Ryan Specialty Group Services, LLC
Attention: General Counsel and Assistant General Counsel
Prudential Plaza
180 N. Stetson Avenue Suite 4600
Chicago, IL 60601

Email: mark.katz@ryansg.com

if to the Participant:

At the address most recently on the books and records of the Company or to such other address as the Company or any Participant shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Section 8.5 Employment Status. This Plan does not constitute a contract of employment or impose on any Eligible Employee or the Company Group any obligation to retain any Eligible Employee as an employee.

Section 8.6 Tax Withholding. The Company may withhold from any amounts payable under this Plan such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 8.7 ERISA Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees, or alternatively, is intended to be a payroll practice plan not requiring an ongoing administrative program for paying benefits. Consequently, this Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. All payments pursuant to this Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other Person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in this Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Plan.

Section 8.8 Construction. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Neither a Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right a Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Section 8.9 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

Section 8.10 Section 409A of the Code.

(a) General. It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a Termination of Employment under this Plan that constitute “nonqualified deferred compensation” under Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the applicable Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code. The Participant shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Participant’s separation from service occurs. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Participant’s death.

As adopted by the Board of Directors of Ryan Specialty Holdings, Inc. on March 8, 2022, effective as of December 31, 2021.

Annex A

Article I
SEVERANCE BENEFITS

Section 1.1 Qualifying Termination during Protected Period. If the Participant’s Qualifying Termination occurs during the Protected Period, then the Participant shall, subject to Sections 4.2 and 6.1 of the Plan (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:

(a) The Accrued Obligations, which, in the case of clauses (a) through (c) of such definition, shall be payable in cash in a lump sum within 30 days following the Termination Date and in the case of clause (d) of such definition, shall be payable in accordance with applicable law and the terms of the governing plan rules.

(b) An amount in cash equal to the product of (i) the Participant’s CIC Multiple and (ii) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus, payable in a lump sum on the Company’s next regularly scheduled payroll date following the date the Release becomes irrevocable, but in any event prior to March 15 of the year following the calendar year in which the Termination Date occurs.

(c) A prorated annual incentive payment for the year in which the Termination Date occurs, with the amount of such annual incentive payment equal to the product of (i) a fraction, (A) the numerator of which is the number of days from January 1 of the year in which the Termination Date occurs to the Termination Date and (B) the denominator of which is 365, multiplied by (ii) the Target Annual Bonus, with such annual incentive payment payable in a lump sum on the Company’s next regularly scheduled payroll date following the date the Release becomes irrevocable, but in any event prior to March 15 of the year following the calendar year in which the Termination Date occurs.

(d) If the Participant timely elects COBRA coverage, then an amount equal to the total cost of health insurance continuation coverage under COBRA for the length of the Severance Period, payable in a lump sum on the Company’s next regularly scheduled payroll date following the date the Release becomes irrevocable, but in any event prior to March 15 of the year following the calendar year in which the Termination Date occurs.

(e) To the extent the Participant holds any unvested equity incentive awards granted under the Equity Plan that vest solely based on continued employment with the Company Group, such awards will accelerate and vest as of the Termination Date.

Section 1.2 Qualifying Termination other than during Protected Period. If the Participant’s Qualifying Termination occurs other than during the Protected Period, then the Participant shall, subject to Sections 4.2 and 6.1 of the Plan (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:

(a) The Accrued Obligations, which, in the case of clauses (a) through (c) of such definition, shall be payable in cash in a lump sum within 30 days following the Termination Date and in the case of clause (d) of such definition, shall be payable in accordance with applicable law and the terms of the governing plan rules.

(b) An amount in cash equal to the product of (i) the Participant’s Multiple and (ii) (A) in the case of a Participant in employment Level 12 or 13, the sum of (x) the Participant’s Annual Base Salary and the (y) Target Annual Bonus or (B) in the case of a Participant in employment Level 11 or below, the Participant’s Annual Base Salary, which shall be payable in equal installments in accordance with the Company’s regular payroll practices during the Severance Period; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first 60 days following the Termination Date will not be paid until the first regularly scheduled pay period following the 60th day following the Termination Date and will include payment of any amount that was otherwise scheduled to be paid prior thereto.

(c) A prorated annual incentive payment for the year in which the Termination Date occurs, with the amount of such annual incentive payment equal to the product of (i) a fraction, (A) the numerator of which is the number of days from January 1 of the year in which the Termination Date occurs to the Termination Date and (B) the denominator of which is 365, multiplied by (ii) the Participant’s annual incentive payment for such year, determined based on actual performance, with such annual incentive payment to be paid at the same time annual bonuses are paid to similarly situated employees.

(d) If the Participant timely elects COBRA coverage, then an amount equal to the total cost of health insurance continuation coverage under COBRA for the length of the Severance Period, payable in a lump sum on the Company’s next regularly scheduled payroll date following the date the Release becomes irrevocable, but in any event prior to March 15 of the year following the calendar year in which the Termination Date occurs.

(e) For the avoidance of doubt, the treatment of any unvested equity incentive awards granted under the Equity Plan that are held by the Participant as of the date of such Qualifying Termination will be determined in accordance with the terms of the applicable award agreement and the Equity Plan.

A-2

Annex B

ANNEX TO RESTRICTIVE COVENANTS
FOR PARTICIPANTS RESIDING IN GEORGIA

The following will apply to Participants residing in Georgia:

The Parties hereto agree that Section 6.2(c) and (d) and Section 6.3 of this Plan:

(a) Shall be treated as a contract to restrict competition within the meaning of Section 13-8-53(a) of the Official Code of Georgia Annotated, as amended, or any successor legislation thereto; and

(b) Shall only apply within the Territory where the Participant is working aas of the Termination Date and during the two (2) years prior to the Termination Date or within the Territory where each Business Relation is located. For purposes hereof, “Territory” shall mean the county in which such Participant’s primary office is located and all counties contiguous to such county.

Annex C

ANNEX TO RESTRICTIVE COVENANTS
FOR PARTICIPANTS RESIDING IN CALIFORNIA

The following will apply to Participants residing in California:

The following shall apply in lieu of Section 6.2 of the Plan:

(a) Non-Solicitation of Employees. The Participant agrees that during the period of the Participant’s employment or services and during the Severance Period (the “Restricted Period”), the Participant shall not solicit any employee of the Company Group to leave the employ of any member of the Company Group; provided, however, that nothing in this Section 6.2(a) will prevent the Participant from receiving and considering any application from any employee of the Company Group that is not solicited by the Participant or on the Participant’s behalf.

(b) Non-Disparagement. The Participant agrees that the Participant shall not, at any time, whether before, during or after the period of the Participant’s employment with or services to the Company Group, make or publish any untruthful statement (orally or in writing) that intentionally libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of any member of the Company Group or any of their respective affiliates, officers, managers, directors, partners or investment professionals.

Section 6.3 of the Plan shall not apply to the Participant.